Exhibit 23.2

James W. McLeod, P. Geo.
4590 Deodar Road
P.O. Box 3540
Silver Springs, NV 89429
Phone: 775 577-5393
jjmcleod@xplomet.com

U.S. Securities and Exchange Commission 450, 5th Street, NW

Washington, D.C.

20549

CONSENT

I, James W. McLeod, P.Geo., am the author of a Report entitled "Review and Recommendations, Odd 1-4 Mineral Claims, Rock Hill Area, Esmeralda County, Nevada, USA", dated June 30, 2008, prepared for York Resources, Inc.

This is to confirm that I consent to the filing of the Odd 1-4 Project Report with the US Securities and Exchange Commission.

I also consent to York Resources, Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Silver Springs, NV this 30th day of June, 2008

/s/  James W. McLeod

James W. McLeod Consulting Geologist